EXHIBIT 99.1

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Damon Elder
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Griffin-American Healthcare REIT II Completes $472.2 Million
Acquisition of 44-Facility UK Senior Housing Portfolio
REIT adds significant international component; expands portfolio to $2.1 billion in value, based on aggregate acquisition price

NEWPORT BEACH, Calif. (Sept. 12, 2013) - Griffin-American Healthcare REIT II, Inc. announced today that it has completed the acquisition of a 44-facility portfolio of premium senior housing and care facilities located in England, Scotland and the Channel Island of Jersey from Myriad Healthcare Limited for £298.5 million (approximately $472.2 million).
The majority of the portfolio, known as the UK Senior Housing Portfolio, is concentrated in England's affluent South East region, primarily in the Home Counties around Greater London, with additional locations near Birmingham, Bristol and Oxford. The Scottish component of the portfolio is comprised of six facilities located in affluent areas north of Edinburgh, while two facilities are located in Jersey. Approximately 52 percent of the portfolio's year-end 2012 revenue was derived from private pay residents, significantly higher than the UK national average of 32 percent, according to statistics provided by the London School of Economics' Personal Social Services Research Unit.
“With the completion of this acquisition, Griffin-American Healthcare REIT II has added a significant international presence to our already extensive national footprint,” said Jeff Hanson, chairman and chief executive officer. “Griffin-American Healthcare REIT II is now one of the best diversified healthcare REITs in the country in terms of geography, revenue sources and asset types with a portfolio valued at approximately $2.1 billion, based on aggregate acquisition price.”
Under the terms of the transaction agreements, the UK portfolio is leased to Myriad Healthcare Limited, operating as Caring Homes, under 35-year absolute net leases with annual rent escalations. Further, the leases are cross-defaulted among all 44 elder care facilities and guaranteed by Myriad Healthcare's parent company. The lease obligations are also guaranteed by Myriad's specialist division, which provides care to individuals with learning disabilities and mental health needs in more than 70 freehold care facilities in the UK. As part of the transaction, the REIT is also providing construction financing for new senior housing developments that it will acquire upon the facilities reaching minimum required occupancy, imputed rent coverage ratios and satisfactory due diligence. The developments will be acquired by the REIT at construction cost, and will then be leased back to Myriad Healthcare.
Paul Jeffery, CEO of Myriad Healthcare Limited, said: “This is a transformational event for our company with a partner as committed to growth in the private pay market as we are. We have built our success by providing high-quality care for elderly residents in the UK in first-rate facilities and locations. This partnership allows us to continue to execute this strategy and expand our footprint in the UK's growing private pay elderly care sector.”

Founded in 1994, Myriad Healthcare is one of the largest operators of senior residential care homes in the UK, based on operating beds, according to Laing & Buisson, a leading provider of information and market intelligence on the independent health, community care and childcare sectors in the UK. Employing more than 5,000 professionals, the company operates 136 care homes and provides 3,382 beds in elderly care and specialist learning disability care.

Myriad's elderly care division has a significantly higher percentage of private pay income among the major operators in the UK and focuses primarily on the growth potential of the private pay market.

“This investment partners Griffin-American Healthcare REIT II with one of the UK's leading operators of senior care communities and broadens our investment strategy internationally,” said Danny Prosky, president and chief operating officer of the REIT. “Similar to that of the United States, the population of the United Kingdom is rapidly aging, creating greater demand for senior care. We are pleased to partner with one of the UK's premier operators in the field and to further expand our portfolio in this attractive sector and market.”

The UK Senior Housing Portfolio adds approximately 962,000 square feet and 2,550 beds to the portfolio of Griffin-American Healthcare REIT II, which currently totals 223 buildings acquired for approximately $2.1 billion, diversified across 28 states, the United Kingdom and all four clinical asset classes: medical office buildings, skilled nursing facilities, hospitals and senior housing. Since Jan. 1, 2012, the portfolio has grown by more than 378 percent, based on purchase price. As of June 30, 2013, the Griffin-American Healthcare REIT II property portfolio was 96 percent leased with a weighted average remaining lease term of 8.7 years and leverage (total debt divided by total assets) of 17.6 percent.
Griffin-American Healthcare REIT II financed the acquisition using cash on hand. Myriad Healthcare Limited, an unaffiliated third party, was represented by Tim Edghill, Joe Guilfoyle and John Gladstone of Jones Lang LaSalle.

About Griffin-American Healthcare REIT II, Inc.
Griffin-American Healthcare REIT II, Inc. is a real estate investment trust organized to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT II, please visit www.HealthcareREIT2.com.

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This release contains certain forward-looking statements with respect to the company's ability to build a diversified portfolio of healthcare real estate and Myriad Healthcare's ability to develop additional elder care homes; the company and Myriad Healthcare's ability to be able to continue to provide a high quality of care to elderly residents in the UK and to expand their footprint in the UK's private pay elder care sector; and the rapidly aging UK population and growing demand for more and greater senior care. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition; uncertainties relating to changes in general economic, healthcare and real estate conditions in the UK; uncertainties regarding changes in the healthcare industry and healthcare legislation; and other risk factors as outlined in our company's periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements.  We undertake no obligation to update any such statements that may become untrue because of subsequent events.